UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2007
GENERAL NUTRITION CENTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-114502	72-1575168
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 8, 2007, GNC Parent Corporation (“GNC”), a Delaware corporation and the ultimate parent of General Nutrition Centers, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GNC Acquisition Holdings Inc., a Delaware corporation (“Parent”), and GNC Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into GNC, and as a result GNC will continue as the surviving corporation and wholly owned subsidiary of Parent. Parent is owned by an affiliate of Ares Corporate Opportunities Fund, L.P. and the Ontario Teachers’ Pension Plan Board (collectively, the “Funds”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of GNC will be cancelled and converted into the right to receive an amount per share calculated based upon the Total Enterprise Value (as defined in the Merger Agreement) of $1.65 billion, subject to certain adjustments.
     Following the execution of the Merger Agreement, the stockholders of GNC approved and adopted the Merger Agreement and approved the Merger by unanimous written consent dated February 8, 2007. Completion of the Merger is subject to customary conditions to closing, including the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The obligations of Parent and Merger Sub to complete the Merger are not conditioned on the receipt of financing.
     GNC and Parent may terminate the Merger Agreement under certain circumstances. The Merger Agreement provides that, in the event that GNC terminates the Merger Agreement because Parent has not received the financing necessary to complete the Merger after the expiration of the time period set forth in the Merger Agreement, and Parent and Merger Sub are not otherwise in breach of their obligations under the Merger Agreement and all of the conditions to the Merger Agreement would otherwise be satisfied, then Parent is required to pay a termination fee in an aggregate amount equal to 3.5% of Total Enterprise Value. The Merger Agreement further provides that, in the event that GNC terminates the Merger Agreement upon a breach by Parent or Merger Sub that would give rise to a failure of a condition to close and such breach is not curable within the time period set forth in the Merger Agreement, Parent is required to pay GNC a termination fee equal to 7% of Total Enterprise Value, provided that GNC is not otherwise in material breach of the Merger Agreement. Each Fund has executed a separate, limited guaranty in respect of one-half of such termination fees to the extent payable by Parent under the Merger Agreement.
     GNC has made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of GNC and its subsidiaries prior to the closing.
     The description of the Merger Agreement contained herein does not purport to be complete.
     On February 9, 2007, GNC and the Funds issued a joint press release to announce the signing of the Merger Agreement. The description of the press release contained herein does not purport to be complete and is qualified in its entirety by reference to the press release, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Joint Press Release of GNC Parent Corporation and affiliates of the Funds, dated February 9, 2007.

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 9, 2007

GENERAL NUTRITION CENTERS, INC. (Registrant)
By:	/s/ Mark L. Weintrub
Mark L. Weintrub
Senior Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release of GNC Parent Corporation and affiliates of the Funds, dated February 9, 2007.